MINUTES OF A MEETING OF THE BOARD OF DIRECTORS

OF

AZTEK, INC.


     A meeting of the Directors of AZTEK, INC., a Nevada corporation, was held at the Company's offices on the 16th day of February, 1999, at the hour of 10:00 o'clock a.m., for the purpose of canceling 1,000,000 shares.

     Mike Sintichakis, Chairman of the Board of Directors of the Company, called the meeting to order and Nick Sintichakis, Director, recorded the minutes of the meeting.

     On motion duly made, seconded and unanimously carried, the reading, correcting and approval of the minutes of the last meeting was waived.

     WHEREAS the following parties have agreed with the Company to cancel an aggregate of 1,000,000 shares of Common stock, par value $0.001 per share, (the "Bonus Shares") which Bonus Shares have been allotted but not issued pursuant to Investment Letters dated June 19, 1998 (the "Investment Letters"):

     Name                 Number of Shares                       Price Per Share

     Mike Sintichakis     400,000 common shares, par value $0.001     $0.01
     Edson Ng             200,000 common shares, par value $0.001     $0.01
     Eileen Keogh         200,000 common shares, par value $0.001     $0.01
     Nick Sintichakis     200,000 common shares, par value $0.001     $0.01

     Upon motion duly made, it was resolved that the Company enter into Termination Agreements with each of the above parties providing for the cancellation of the Bonus Shares and that any Director of the Company be and is hereby authorized to execute the Termination Agreements on behalf of the Company.

     Upon motion duly made, it was resolved that the Bonus Shares be returned to the status of authorized but unissued shares of the Company.

     Upon motion duly made, it was resolved that any Director of the Company be authorized for and in the name of the Company to do all such acts and to execute and deliver such further documents, instruments, notices, affirmations on behalf of the Company as may be required to give effect to the cancellation of the Bonus Shares.

     There being no further business to come before the meeting at this time, the meeting was, upon motion duly made and seconded, adjourned at 11:30 a.m.


          "Mike Sintichakis"
     Mike Sintichakis, Director

                          WAIVER OF NOTICE AND CONSENT

                      TO A MEETING OF THE BOARD OF DIRECTORS

                                        OF

                                    AZTEK, INC.


     We, the undersigned, being all of the Directors of the Corporation, do hereby severally consent to and waive notice of the time, place and purpose of a meeting of Directors of AZTEK, INC. and consent that the meeting may be held at the Corporation's offices on the 16 day of February, 1999, at the hour of 11:00 o'clock a.m., and further consent to the transaction of any business as may properly come before the meeting.


     Dated this 9th of February, 1999.

    "Mike Sintichakis"
     Mike Sintichakis


    "Nick Sintichakis"
     Nick Sintichakis


    "Edson Ng"
     Edson Ng


    "Eileen Keogh"
     Eileen Keogh